CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Select Value Fund:

We consent to the use in this Registration Statement of Oppenheimer Select Value Fund, of our report dated June 17, 2009, relating to the financial statements and financial highlights of Oppenheimer Select Value Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                                                                           /s/  KPMG LLP

Denver, Colorado

August 18, 2009